January 2019 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number: 333-228448 January 31, 2019

Forward-Looking Statements Forward-Looking Statements This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the business of the Company and its industry generally, business strategy and prospects. These statements are based on the Company’s estimates, projections, beliefs and assumptions and are not guarantees of future performance. These forward-looking statements are subject to various risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The Company disclaims any obligation to update these forward-looking statements except as required by law. Non-GAAP Financial Measures The Company uses financial measures which are not calculated and presented in accordance with US generally accepted accounting principles (“GAAP”), including EBITDA and Adjusted EBITDA, in evaluating its financial and operational decision making regarding potential acquisitions and presenting the operating and financial performance of the Company, as well as a means to evaluate period-to period comparison. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations in this presentation. The Company defines EBITDA as defined as net loss before: interest expense, benefit from (provision for) income taxes; amortization of identifiable intangible assets and depreciation. We define Adjusted EBITDA as EBITDA, further adjusted to remove: income (loss) from discontinued operations, net of tax; other (income) expense, net, in operating income (loss); impairment of goodwill; operational restructuring and other charges; other income (expense), net, below operating income (loss); non-cash expense (income) associated with stock compensation; and charges we consider to be non-recurring in nature such as legal expenses associated with litigation, professional fees associated potential and completed acquisitions.

ADDITIONAL INFORMATION This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com. This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

OFFERING SUMMARY Issuer: Staffing 360 Solutions, Inc. Listing/Symbol: NASDAQ / STAF Expected Offering Size: $5,000,000 (100% Primary) Over-Allotment Option: 15% (100% Primary) Use of Proceeds: Fund working capital and other general corporate purposes; and make redemption payments on our existing Series E Preferred Stock Sole Book-Running Manager: ThinkEquity, a division of Fordham Financial Management Inc.

EXECUTIVE MANAGEMENT TEAM



- Extensive financial, M&A and turn-around experience over a 30-year career.
- Former CFO of the Americas for Monster Worldwide Inc., (Nasdaq: MWW), in addition to leading the 2003 IPO of Hudson Global Inc. (Nasdaq: HSON).

Brendan Flood
Chairman & Chief Executive Officer



- Over 20 years of financial experience at both private and public companies, including VP of Financial Planning and CAO of Novitex Enterprise Solutions and Acting CFO at Cengage Learning. (formerly Thomson Learning of Thomson Reuters).
- CPA who began his career at PWC LLP.

David Faiman
Chief Financial Officer



- Over 20 years of extensive operational expertise including: Principal of Act II Consulting, Vice President of Human Resources at Hudson North America, Vice President, Human Resources, at Grey Group and Human Resources Director at Icon/Nicholson

Alicia Barker
Chief Operating Officer



- Over 20 years of operational management, sales, and recruiting experience in the staffing and customer service industries of Monroe Staffing. In addition to creating solutions for clients, Paul oversees the professional development, Corporate Safety, and employee-directed giving programs.

Paul Polito
President, Commercial Staffing



- Over 20 years in the staffing industry including experience in Senior Leadership roles, M&A, Change Management & business integration space.
- Former Group COO and Executive Board member of Kellan Group Plc, an AIM listed multi-sector professional staffing business.

Mark Darby
President, Professional Staffing (UK)

STAFFING 360 SOLUTIONS NASDAQ: STAF
5

COMPANY & INDUSTRY OVERVIEW

- **Staffing solution company executing an international buy-integrate-build strategy in the US and UK**
  - 10 acquisitions completed since 2013
- **Primary focus:**
  - **Temporary staffing** - representing ~ 90% of total revenue
  - **Permanent placements** - representing ~ 10% of total revenue
- **Consolidation model: three business streams**
  - **Commercial Staffing (US):** light industrial commercial staffing
  - **Professional Staffing (US):** accounting / finance, information technology, engineering, and administration staffing
  - **Professional Staffing (UK):** accounting / finance, information technology, engineering, and administration staffing

$466B
global market growing 6% annually*

Headquarters:	New York, US
Employees:	~ 6,500 temporary ~ 300 internal
Customers:	~1,700



Accounting & Finance
Information Technology
Engineering
Administration
Commercial

PROFESSIONAL & COMMERCIAL

STAFFING 360 SOLUTIONS NASDAQ: STAF

* In 2017. Source: Global Staffing Industry Market Estimates and Forecast, November 26, 2018 Update (Staffing Industry Analysts)

6

International footprint and disciplined M&A strategy Highly fragmented market provides acquisition opportunities and ability to scale High client retention and strong recurring revenue Impressive revenue growth: Investment highlights *2018 pro-forma trailing twelve months (TTM) from September 29, 2018 assumes the acquisitions of Clement May and Key Resources are included for the entire TTM period. ** Subject to the Company’s ability to consummate additional acquisitions adding approximately $180 million in annualized revenue, without assurances. US: 18 offices in 8 States 2013 2018 TTM Pro Forma* 2019 Stated Goal Nearly $0 Approx. $315M $500M Annual Run Rate** Realignment designed to drive profitability Completed two acquisitions in 2018 – Clement May Ltd (UK) and Key Resources Inc. (North Carolina) Management team with significant operational and M&A experience UK: 2 London offices

BUSINESS UNITS

ACQUISITIONS: Verticals / Location / Year

monroe staffing	LONGBRIDGE	the jm group	LIGHTHOUSE	CBSbutler	firstPRO	Clement May	Key Resources
Commercial Engineering Administration Accounting & Finance Information Technology	Accounting & Finance	Information Technology	Engineering	Engineering Administration Accounting & Finance Information Technology	Accounting & Finance Information Technology	Information Technology	Commercial
US	**UK**	**UK**	**US**	**UK**	**US**	**UK**	**US**
2014 *	2014**	2015	2015	2017	2017	2018	2018

(- includes acquisition of CSI)*

*(** - includes acquisition of Poolia)*

Focused on United States and United Kingdom:

- Well developed temporary staffing markets
- Flexible labor laws
- Culturally aligned
- Allows management's time to be focused, which we believe leads to better performance and returns
- Expects to focus principally on US acquisition targets going forward

Geographic Revenue Split



US
UK
40%
60%

STAFFING 360 SOLUTIONS
NASDAQ: STAF
8

Realignment of organizational structure New corporate structure to enhance customer focus, drive profitable revenue growth, maximize efficiencies, and support accountability and ownership Revenue Split United States Commercial Staffing Professional Staffing United Kingdom Professional Staffing

Build a profitable, international staffing firm Execute a disciplined acquisition strategy, supplemented by strong organic growth and cross-selling Use “Intelligent Integration” approach to maximize value, mitigate attrition and increase support of sales teams Capitalize on highly experienced executive management team Drive shareholder value STRATEGIC GOALS

Robust pipeline of highly selective targets Fits within at least one of five strategic pillars Accretive to adjusted EBITDA (not a turn-around) Sustainable margins Recurring revenues Quality customers Reliable employees Objective: 95% temporary / 5% permanent revenue mix (80% / 20% gross profit mix) Past sellers have received cash, stock, notes plus performance-based incentives Disciplined Acquisition Criteria Accounting & Finance Information Technology Engineering Administration Commercial … positioned to take advantage of market opportunities

RECENT ACQUISITIONS AND THEIR CONTRIBUTIONS

We have continued to make acquisitions, thereby enhancing our business and growing cash flow

Clement May 360
A DIVISION OF STAFFING 360 SOLUTIONS

Key Resources 360
A DIVISION OF STAFFING 360 SOLUTIONS

- Name: Clement May Limited
- Location: London, England
- Date: June 18th, 2018
- Vertical: IT (Resource Process Outsourcing)
- Annual Revenue: $45 million

- Name: Key Resources Inc.
- Location: Greensboro, North Carolina
- Date: August 27th, 2018
- Vertical: Light Industrial
- Annual Revenue: $36 million

In the past 8 months we have acquired entities that have annualized aggregate revenues of $81 million.

STAFFING 360 SOLUTIONS NASDAQ: STAF

See Appendix for EBITDA and Adjusted EBITDA Reconciliation

12

We believe that a shift toward more temporary workers may be a permanent change to jobs market We believe that structural change is largely driven by demand for IT US staffing market grew 5% CAGR during 2013-2016 vs. GDP CAGR of 2.2% US staffing market grew to $143 billion in 2017 and is expected to have grown by 4% in 2018 US Professional Staffing Industry Revenue Commercial vs. Professional Staffing Trend Source: Global Staffing Industry Market Estimates and Forecast, May 31 2018 Update (Staffing Industry Analysts) Staffing Employment trends: united states Shift Toward Higher Margin & Scalable Streams: Professional & Temporary Staffing CAGR: 8.6%

In 2017, the Company changed its fiscal year end to December. All periods shown are for 12 months. Historical financial performance Revenue, Gross Profit & Gross Margin ($ Millions) Adjusted EBITDA & EBITDA Margin ($ Millions) 17.4% 19.1% 19.4% % % % % % % % % 17.3% The 2018 pro-forma trailing twelve months (TTM) from September 29, 2018 assumes that acquisitions of CBSbutler, firstPRO, Clement May and Key Resources Inc. are included for the entire TTM period. See Appendix for EBITDA and Adjusted EBITDA Reconciliation

Q3 2018 Highlights Revenue grew by 41.7% to $71.3 million, from $50.3 million in Q3 ’17 Gross profit grew by 30.5% to $12.5 million, from $9.6 million in Q3 ’17 Gross margin was 17.5% compared with 19% in Q3 ’17 Income from operations was $658,000 compared with loss from operations of ($13,000) in Q3 ’17 Net loss of $1.98 million compared with net loss of $7.65 million in Q3 ’17 EBITDA was $1.2 million compared with EBITDA loss of ($4.7) million in Q3 ’17* Adjusted EBITDA grew 20.9% to $2.5 million, as compared with Adjusted EBITDA of $2.1 million in Q3 ’17* Nine Months Ended September 29, 2018 Highlights Revenue grew by $53.6 million, or 40.3%, to $186.8 million Gross profit grew by $11.1 million, or 44.8%, to $36.0 million Gross margin grew to 19.2% from 18.6% Net loss was $5.1 million compared with $11.2 million in the nine-month period last year EBITDA was $3.7 million compared with nine-month ’17 EBITDA loss of ($4.2) million* Adjusted EBITDA was $6.2 million as compared with $4.6 million the same period last year* Historical financial performance * See Appendix for EBITDA and Adjusted EBITDA Reconciliation

Re-signed Largest Client, British American Tobacco, to Multi-year Contract Contract signed by Clement May Limited, one of our UK businesses acquired in 2018 Successfully extended our delivery from Information Technology contractors to include Engineering, Legal and Accounting & Finance in collaboration with our other UK business units Demonstrates the impact that the business realignment at the beginning of the year has had on how our management and brands work together for the benefit of our clients and our profitability Testimony to how client-focused we are as an organization Signed Large Managed Services Contract with New Client Through Our US Business, Monroe Staffing Services In October 2018 we signed a contract with a new customer to provide staffing services through our commercial brand, “Monroe Staffing Services,” which commenced in January 2019. Based on estimated staffing levels forecasted by the client, it is expected to provide us with over $10 million of annualized revenue. Initiation of Dividend Program On January 29, 2019, the board of directors approved a dividend program under which we intend to pay a regular quarterly cash dividend of $0.01 per share to holders of our common stock. The initial dividend will be paid on February 28, 2019 to holders of record as of February 15, 2019. RECENT DEVELOPMENTS

BALANCE SHEET * Pro-Forma adjustment for the November 2018 Debt Exchange Agreement which converted $13,000,000 of indebtedness of the Company for 13,000 shares of Series E Preferred Stock  (All amounts in thousands)   September 29, 2018 Pro-Forma*     (Unaudited) ASSETS       Current Assets:       Cash   $ 2,824 Accounts receivable, net     34,724 Prepaid expenses and other current assets     1,295 Total Current Assets     38,843         Property and equipment, net     1,732 Identifiable intangible assets, net     23,376 Goodwill     32,061 Other assets     2,873 Total Assets   $ 98,885 LIABILITIES               Current Liabilities:       Accounts payable and accrued expenses   $ 23,700 Current portion of debt, net     675 Accounts receivable financing     19,680 Other current liabilities     9,350 Total Current Liabilities     53,405         Term loan - related party, net     34,568 Term loan, net     1,185 Warrant Liability     — Other long-term liabilities     4,685 Total Liabilities     93,843 Total Stockholders’ Equity     5,042

CAPITALIZATION TABLE Pre-OFFERING Common Shares Outstanding1 5,719,168 Series A Preferred Stock (as converted to Common)2 43,238 Warrants (WAEP $1.76) 925,935 Options (WAEP $28.46) 111,400 Series E Convertible Preferred Stock3 $13,000,000 Series E-1 Convertible Preferred Stock3 $81,250 1 Includes 577,372 shares underlying unvested equity awards issued to employees and Board and committee members. 2 $1,663,008 stated value. There are 1,663,008 shares of Series A Preferred Stock outstanding that are convertible into 1.3 common shares per 50 shares of Series A Preferred (43,238 common shares in aggregate). Pays a monthly cash dividend at a 12% annual rate of the stated value, which reduces the cash redemption value (current cash redemption value is $914,654). 3 Aggregate liquidation value. The Series E Convertible Preferred is convertible into common stock at $1.78 after October 31, 2020. Quarterly dividend rights of i) cash accruing at a 12% annual rate and ii) shares of Series E-1 Convertible Preferred Stock equal to 5% per annum of the liquidation value of the outstanding Series E Convertible Preferred Stock, with such Series E-1 Convertible Preferred Stock convertible into shares of common stock at $1.66 per share. Mandatorily redeemable upon default or November 15, 2020.

Committed to driving growth, profits and shareholder value Highly focused M&A strategy with 10 completed acquisitions to date Led by a management team with significant operational and M&A experience Grew from nearly zero revenue in 2013 to approximately $315M in 2018 TTM pro-forma annualized revenue* and a stated goal of growing to $500M annual revenue run rate by the end of 2019** Recent business streams realign BUSINESS to drive profitability and organic growth Stronger balance sheet positions the company well to take advantage of opportunities of a fragmented staffing market Initiated a QUARTERLY DIVIDEND in February 2019, offering a yield on investment to common stock holders key takeaways *2018 pro-forma trailing twelve months (TTM) from September 29, 2018 assumes the acquisitions of Clement May and Key Resources are included for the entire TTM period. ** Subject to the Company’s ability to consummate additional acquisitions adding approximately $180 million in annualized revenue, without assurances.

Staffing 360 Solutions, Inc. Brendan Flood Chairman & CEO brendan.flood@staffing360solutions.com David Faiman Chief Financial Officer david.faiman@staffing360solutions.com Investor Relations: Bibicoff + MacInnis, Inc. Harvey Bibicoff Harvey@bibimac.com / (818) 379-8500 Terri MacInnis terri@bibimac.com / (818) 379-8500 Contact us Headquarters: 641 Lexington Ave, Suite 2701 New York, NY 10022 646-507-5710 UK Office: 3rd floor 3 London Wall Buildings London Wall, London EC2M 5SY +44 (0) 207 464 1550

Appendix